EXHIBIT 10.1

EXCLUSIVE SUPPLIER AGREEMENT

THIS EXCLUSIVE SUPPLIER AGREEMENT (hereinafter the "Agreement") is made and entered into as of the 23rd day of July 2020 (hereinafter the “Effective Date”), by and between MEP CONSULTING ENGINEERS, INC., a Florida corporation, having its principal place of business at 717 Ponce De Leon Blvd., 309A, Coral Gables, FL 33134 (hereinafter the "MEP") and BASANITE, INC., a Nevada corporation, having its principal place of business at 2041 NW 15th Avenue, Pompano Beach, FL 33069 (hereinafter the "BASA"). Both MEP and BASA shall be referred to together as “Parties” and individually as “Party”.

R E C I T A L S

WHEREAS, MEP manages all facets of engineering and construction services for third Parties through various contractual arrangements throughout the world (“Projects”) and is in the business of designing, developing, manufacturing, testing, configuring, assembling, packaging and shipping construction materials;

WHEREAS, BASA is in the business of manufacturing  concrete-reinforcing materials from basalt fiber reinforced polymers (hereinafter “BFRP”) based on proprietary BASA technology, including but not limited to BasaFlex, BasaWrapTM, BasaMixTM, and BasaMeshTM,  including production of BFRP reinforcing bar (hereinafter “rebar”), BFRP geo-grid mesh, chopped fiber, and other materials  that may be developed in the future;

WHEREAS, MEP wishes to enlist BASA as MEP’s exclusive supplier for Production of BFRP rebars and/or basalt fiber mesh and/or other Products in accordance with the Specifications of MEP and as per its Build Schedules that are accepted by BASA;

WHEREAS, MEP and BASA wish to formalize in a written agreement the terms and conditions under which MEP shall provide such services; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.

Incorporation of Recitals. The foregoing recitals are incorporated herein by reference and made a part hereof as though set forth at length throughout this Agreement.

2.

Definitions. In addition to terms defined elsewhere in this Agreement, the capitalized terms set forth below shall have the meaning as defined below. Any capitalized terms that are used with the lower case shall have the same meaning as the capitalized terms. All representations made within the definitions shall be construed as enforceable terms and conditions under this Agreement.

2.1.

"Affiliate" means with respect to a Person, any other Person which directly or indirectly controls, or is controlled by, or is under common control with, the specified Person or an officer, director or 10% or more shareholder of the specified Person. For purposes of the preceding sentence, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such

Person, or direct or indirect ownership (beneficially or of record) of, or direct or indirect power to vote, 50% or more of the outstanding shares of any class of capital stock of such Person (or in the case of a Person that is not a corporation, 50% or more of any class of equity interest).

2.2.

“Business Day(s)” means Monday through Friday excluding any national, legal or bank holiday in the United States of America or as established by the federal government of the United States of America. If any time period set forth in this Agreement expires upon a Saturday, Sunday or U.S. national, legal or bank holiday, such period shall be extended to and through the next succeeding Business Day.

2.3.

"Build Schedule" or “Purchase Order” means a manufacturing schedule provided to BASA by MEP in writing, which specifies the Product to be manufactured with Specifications, including the quantity of each Product, its description, shipping instructions, name of carrier, address and phone number of carrier, address where carrier will ship or transport the Products to, requested delivery date, SOW, total amount of the order pursuant to Schedules 1-A and 1-B or any amendment to Schedules 1-A and 1-B. Each Build Schedule has to be accepted by BASA for it to be enforceable under this Agreement.

2.4.

"Commercially Reasonable Efforts" means those efforts that would be deemed both commercially practicable and reasonably financially prudent after having taken into account all relevant commercial considerations. Relevant commercial considerations shall be deemed to include, without limitation: (1) all pertinent facts and circumstances; (2) financial costs; (3) resource availability and impact; (4) probability of success; and (5) other commercial practicalities.

2.5.

"Components" means those components, parts or materials that are purchased through component suppliers designated, specified and/or approved by MEP, to be incorporated into the Product.

2.6.

“Design Specification” means the written requirement that describes design characteristics and manufacturing methodology.

2.7.

"EDI" shall mean electronic data interchange.

2.8.

"Effective Date" shall mean the date upon which the terms and conditions of this Agreement shall become effective by and between the Parties. The Parties have agreed that the Effective Date of this Agreement as provided above, or if no date is entered here, the last date of signature.

2.9.

"Fee and Price Schedule" shall mean the prices and fees set forth Schedule l.

2.10.

"EXW" means Ex Works as per International Commercial Terms, abbreviated as INCOTERMS 2020. For EXW terms, BASA will utilize the carriers or forwarder provided in MEP's shipping guidelines for the transit from BASA's facility to the MEP's receiving dock or final destination outside the United States of America. MEP shall be responsible for the entire transport process, meaning it shall be solely MEP’s responsibility to arrange transportation from BASA’s manufacturing facility to the MEP's receiving dock or final destination outside the United States of America. Specifically, all the risk shall pass to MEP when the Products are handed over to the first carrier. INCOTERMS 2020 shall apply to all international shipments outside the United States of America. Except as provided herein, INCOTERMS 2020 shall govern responsibilities and obligations for transport of the Products.

2.11.

“Freight on Board,” “Free on Board,” “F.O.B. Manufacturing Plant,” “F.O.B. Origin” or “FCA” shall mean MEP or MEP’s carrier agent shall at its own expense and risk transport such Products from BASA’s plant or wharehouse to MEP’s final destination for all Products within the United States. Specifically, all the risk and ownership shall pass to MEP when the Products are loaded and handed over to the first carrier. Except as provided herein, INCOTERMS 2020 shall govern responsibilities and obligations for transport of the Products.

2.12.

"including" shall be defined to have the meaning "including, without limitation."

2.13.

"in writing" shall mean written documents, EDI with phone confirmation, verified faxes and successfully transmitted e-mails.

2.14.

"BASA Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software,  firmware, technology, patents, trademarks, know-how or other intellectual property rights owned or developed by BASA outside of this Agreement or owned or controlled by BASA prior to or after the execution of this Agreement that are used by BASA in creating, or are embodied within, any BASA Product, and all improvements, modifications or enhancements to the foregoing made by MEP or BASA or on behalf of BASA hereinafter. BASA’s proprietary technology, including but not limited to BasaFlex, BasaWrapTM, BasaMixTM, and BasaMeshTM, shall be deemed to be covered in the BASA Existing Intellectual Property.

2.15.

"BASA Manufacturing Process" means BASA's methods and processes employed to manufacture, test, configure and/or assemble Product manufactured for MEP pursuant to the terms of this Agreement and all improvements, modifications or enhancements to the foregoing made by or on behalf of BASA.

2.16.

"Joint Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software,  firmware, technology, patents, trademarks, know-how or other intellectual property rights jointly developed by BASA and MEP after the execution of this Agreement that are used by BASA in creating, or are embodied within, any jointly developed New Product.

2.17.

"Lead-time" means at least 90 Business Days or such other mutually agreed upon minimum amount of time in advance of shipment that BASA must receive a Build Schedule in order to deliver Product by the requested delivery date.

2.18.

"Loaned Equipment" means capital equipment (including tools), which may be loaned to BASA to perform the Manufacturing Services.

2.19.

"Manufacturing Services" means the services performed by BASA hereunder which shall include but not be limited to manufacturing, testing, configuring, assembling, packaging and/or loading of the Product, and the use of White Label of the Parties including any Additional Services, all in accordance with the Specifications.

2.20.

"Materials Declaration Requirements" means any requirements, obligations, standards, duties or responsibilities pursuant to any environmental, Product composition, eco-design, energy use, energy efficiency and/or materials declaration laws, directives, or regulations, including international laws and treaties regarding such subject matter; and any regulations, interpretive guidance or enforcement policies related to any of the foregoing,

2.21.

"MEP Existing Intellectual Property" means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, patents, trademarks, know-how or other intellectual property rights owned or developed by MEP outside of this Agreement or owned or controlled by MEP prior to or after the execution of this Agreement that are used by MEP or BASA in creating, or are embodied within, any MEP Product manufactured by BASA; and all improvements, modifications or enhancements to the foregoing made by BASA or MEP on behalf of MEP. MEP’s proprietary technology, including, but not limited to “Hurricane Bar,” shall be deemed to be covered in the MEP Existing Intellectual Property.

2.22.

"New Product(s)" means product(s) identified in Build Schedule which were jointly developed by BASA and MEP based on Joint Intellectual Property, and which are manufactured and assembled by BASA.  Such New Products shall carry labeling to be agreed by both parties, including “Manufactured by Basanite.”

2.23.

"Packaging and Shipping Specifications” means the packaging and shipping specifications set forth in Build Schedule and otherwise supplied and/or approved by MEP.

2.24.

"Person" means any corporation, business entity, natural person, firm, joint venture, limited or general partnership, limited liability entity, limited liability partnership, trust, unincorporated organization, association, government, or any department or agency of any government.

2.25.

"Product(s)" means the product(s) identified in Build Schedule manufactured and assembled by BASA.  If Products are manufactured and assembled in accordance with proprietary BASA technology, including BasaFlex and products based on BASA proprietary technology (“BasaFlex Products”), such Products shall be defined as “BASA Products” and may be labeled as “Hurricane Bar by Basanite,” or with the extension “Manufactured by Basanite,” as approved by MEP in writing.  MEP permits the use of its product identification names, tags or other means of identification specifically for Products manufactured for MEP such as “Hurricane Bar.” If Products manufactured by BASA are based on MEP proprietary technology, such Products are defined as “White Label” Products (see section 2.34 following). For purposes of clarification, BasaFlex Products are included within the definition of Products and all terms in this Agreement that apply to Products shall also apply to BasaFlex Products, as applicable.

2.26.

"Proprietary Information and Technology" means software, firmware, hardware, technology and know-how and other proprietary information or intellectual property embodied therein that is known, owned or licensed by and proprietary to either Party and not generally available to the public, including plans, analyses, trade secrets, patent rights, copyrights, trademarks, inventions, fees and pricing information, operating procedures, procedure manuals, processes, methods, computer applications, programs and designs, and any processed or collected data. The failure to label any of the foregoing as "confidential" or "proprietary" shall not mean it is not Proprietary Information and Technology.

2.27.

“Performance Specifications” means written requirement that describes the functional performance criteria required for Products.

2.28.

“Related Person(s)” means all employees, officers, directors, shareholders, independent contractors, or Affiliates on behalf of a Party that provide or perform any service on behalf of a Party as to the obligations of a Party under this Agreement.

2.29.

"Specifications" means the technical specifications for manufacturing set forth in Build Schedule or as otherwise supplied by MEP. Specifications shall be agreed to by both MEP and BASA and accepted only when a Build Schedule is approved by BASA. Specifications may be amended from time to time by amendments in the form of written engineering change orders agreed to by the Parties. Specifications may include Performance Specifications and/or Design Specifications, as applicable.

2.30.

"SOW" means the statement of work for each Product set forth in all Build Schedules.

2.31.

"Subsidiary(ies)" means any corporation, partnership, joint venture, limited liability entity, trust, association or other business entity of which a Party or one or more of its Subsidiaries, owns or controls more than 50% of the voting power for the election of directors, managers, partners, trustees or similar Parties.

2.32.

"Test Procedures" means the testing specifications, standards, procedures and parameters within each Party’s capabilities that are set forth in the Build Schedule after acceptance and approval by BASA. The agreed Build Schedule will specify the type of testing to be conducted and identify the Party who shall conduct such testing.

For any Products containing MEP requested process modifications or custom chemical matrix changes and which are manufactured by BASA for MEP’s exclusive use, MEP will be solely responsible for testing any such Products at its own expense in accordance with the Test Procedures. BASA shall solely perform strength testing of the Products within BASA’s capabilities as agreed to in the Build Schedule to confirm that the Products meet the Performance Specifications.

2.33.

"Unique Components" means those non-standard components or materials procured exclusively for incorporation into the Product.

2.34.

“White Label” shall mean the use of branding of Parties and/or labeling on Products including service marks, trademarks, logos, and corporate names owned or used by Parties in commerce prior to or after the Effective Date. BASA shall be permitted to use White Label product identification of MEP in its Manufacturing Services for MEP, in accordance with the accepted Build Schedules. All Products with White Label shall be referred to as “White Label Products”.  MEP permits the use of its product identification names, tags or other means of identification specifically for White Label Products. Any references to Products in this Agreement that were manufactured in accordance with the accepted Build Schedules that permitted White Label Products to be manufactured and supplied by BASA, those references to Products shall mean White Label Products.  All White Label Products manufactured by BASA for MEP as agreed to in the Build Schedules will provide White Label product identification as approved by MEP in writing, or any other mutually agreed upon variation, pursuant to the accepted Build Schedule.

2.35.

“Territory” shall mean the entire world without limits or restrictions for the supply of the White Label Products to MEP and all its customers.

2.36.

“Dade County” shall mean Miami-Dade County located in the State of Florida.

3.

Engagement.  MEP hereby engages BASA as its sole and exclusive supplier in the Territory for the Manufacturing Services of the Products in accordance with the terms of this Agreement.

3.1

Appointment of Exclusive Supplier and Rights to Sell Products in Dade County. MEP hereby appoints BASA, and BASA hereby accepts appointment, as MEP’s exclusive supplier in the Territory for Manufacturing Services of basalt fiber reinforced polymer reinforcing bar (rebar) and other BASA Products as may be requested by MEP through Build Schedules (collectively “Exclusive Products”) from time to time for a total  value of $50,000,000 (“Contract Value”). MEP is permitted to order and BASA is permitted to supply Products that exceed the Contract Value during the Term of this Agreement. BASA agrees that MEP shall have the exclusive rights to sell BASA Products to new prospects in the Dade County for the Term of this Agreement that are not Persons and/or Affiliates of the prospects that BASA is currently in negotiations with to sell its Products as identified in Schedule 2 (collectively the “Excluded Prospects”). MEP shall not solicit or sell or interfere with the sale of Products by BASA to the Excluded Prospects. In the event MEP requires clarification or details as to the Persons identified as the Excluded Prospects and/or any of their Affiliates, then MEP shall seek written clarification from BASA and the Parties shall cooperate with each other to fully identify the Persons and/or their Affiliates included in the Excluded Prospects. At any time during the Term of this Agreement, if MEP learns that it has inadvertently or unknowingly engaged in solicitation, sale, or has interfered with the Excluded Prospects, then it shall promptly notify BASA in writing within 2 Business Days from the date of discovery of such actions and fully disclose all steps that MEP has taken to correct such prohibited activities under this Section 3.1. Except as provided herein, this Agreement does not impose any restrictions on MEP as to its ability to sell materials that are branded by MEP or as manufactured pursuant to this Agreement and there shall be no restriction on BASA to sell or manufacture any of its materials or Products to other third parties within the Territory outside of Dade County and to the Excluded Prospects within Dade County.

3.1.1

Prices of Products. The payment terms for Products in each Build Schedule shall be expressly provided and agreed to in each Build Schedule. The Prices of the BasaFlex Products shall be set in accordance with Fee and Price Schedule as attached under Schedule 1-A, which may be amended from time to time in accordance with the terms of this Agreement, and shall be incorporated by reference from time to time during the Term of this Agreement. Parties further agree that the Fee and Price Schedule for BasaFlex Products under Schedule 1-A shall be adjusted by BASA based on U.S. Producer Price Index published by the Bureau of Labor Statistics on an annual basis as provided under Schedule 1-B. BASA will maintain the Fee and Price Schedule for BasaFlex Products ordered by MEP subject to receipt of a signed Build Schedule from MEP.

3.1.2

Payment, Taxes, and Foreign Currency.  MEP may pay the Contract Value in any increments and/or through its customers to BASA during the Term of this Agreement. The Parties agree that the purchase of the Products by MEP in the Contract Value from BASA shall be deemed as a material term of this Agreement obligating MEP to make all such arrangements with BASA during the Term of this Agreement to assure that the Contract Value is paid to BASA as agreed herein. If MEP is having its customer or contractor pay for any orders, then it shall remain the sole responsibility of MEP to make such payment to BASA even if the payment is received from MEP’s customer. Failure to receive timely payment shall entitle BASA to not release or ship any Products ordered under any Build Schedule. At all times during the Term of this Agreement, MEP shall remain current with all its payment obligations for all Build Schedules and any performance of BASA shall be contingent on BASA’s receipt of all pending payments from MEP. The Fee and Price Schedule will be reviewed by the Parties on a quarterly basis and will be revised consistent with increases or decreases in logistic costs, materials, Components, Unique Components, equipment and other costs and expenses applicable to the manufacture of the Product. MEP or its customer or contractor shall pay BASA all monies when due as agreed in the Build Schedule that is accepted by BASA. Except as provided in the Build Schedule, payment of all invoices shall be made prior to shipment. BASA may require MEP or its Affiliates to provide financial assurances, such as adjusting payment terms, providing a letter of credit or bank guarantee if BASA determines, in its reasonable judgment, that MEP or its Affiliates are not creditworthy.

3.1.2.1

MEP shall be responsible for all federal, foreign, state and local sales, use, excise and other taxes (except taxes based on BASA's income), all delivery, shipping, and transportation charges and all foreign agent or brokerage fees, document fees, custom charges and duties.

3.1.2.2

It is the intent of both Parties to trade in United States Dollars whenever possible and remain fixed in that currency unless otherwise mutually agreed. For Components, Unique Components, and/ or materials that are purchased in a currency other than US dollars or where BASA production costs are based in non-U.S. dollars due to the manufacturing location (or will move/has moved to a new location), currency impact on pricing and value add services will be reset as part of the quarterly pricing process, unless the Parties have agreed to an alternative pricing cycle (hereinafter "FX Period"). In such cases BASA will include all non-U.S. Dollar based content within cost detail submitted at the time of quote, and the cost will be decreased or increased to reflect currency fluctuations. At every FX Period, BASA and MEP will meet to establish the prices for the next FX Period for Products, Components, Unique Components, and/or materials and value-added services. MEP and BASA agree that there will be a currency reconciliation process (hereafter "Currency Process"), reviewed during the FX Period (or QBR, if applicable), for foreign currency gains and losses of outstanding inventory (Components, Unique Components, and/or materials and Products), as well as the value add portion of any services provided. Revaluation of value-add services should only be done if such services are invoiced in the same currency as the functional currency for the facility where manufacturing occurs. The exchange rate against the U.S. Dollar will be established with the applicable foreign currency on the second Thursday of the last month of each calendar quarter of the FX Period (i.e. March, June, September and December) based on the spot exchange rates published in the Wall Street Journal (spot exchange rate at 5 pm EST from source, e.g. New York closing snapshot).

3.1.3

Acceptance of Build Schedules.  All Build Schedules from MEP shall be placed in writing for all orders and shall be accepted or rejected by BASA. Notwithstanding any other provision of this Agreement, the Parties in every Build Schedule shall mutually agree upon Performance Specifications.

3.1.4

Manufacturing Services. BASA will manufacture the Product in accordance with the Specifications as agreed to in the Build Schedule that is accepted by BASA. BASA will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Agreement by notifying MEP of its acceptance or rejection within 15 Business Days of receipt of any proposed Build Schedule. In the event of BASA's rejection of a proposed Build Schedule, BASA's notice of rejection will specify the basis for such rejection. MEP shall be solely responsible for the sufficiency and adequacy of the Design Specifications and shall hold BASA harmless for any claim arising therefrom. Only upon receipt of a rejection of a proposed Build Schedule from BASA, MEP shall have the right to seek another supplier within the Territory. Notwithstanding any other provision of this Agreement, MEP shall remain responsible for the design and use of the Product except that both BASA and MEP shall remain collectively responsible for the Performance Specifications if the Parties mutually agree upon such Performance Specifications.

3.1.5

Testing. As provided herein, for Products containing MEP requested changes to process, materials and/or chemical resin matrices and which are for the exclusive use of MEP, MEP will be solely responsible for testing the Products at its own expense in accordance with the Test Procedures. BASA will be responsible for testing its supplied Products at its own expense in accordance with the Test Procedures and shall solely perform strength testing of the Products within BASA’s capabilities as agreed to in the Build Schedule to confirm that the Products meet the Performance Specifications. BASA shall provide MEP with reasonable access to all applicable test records, if requested in writing. Upon request in writing, MEP shall be entitled to audit BASA's testing processes and review testing records at any time, in-person, online, via scheduled visits to BASA’s production facilities.

3.1.6

Packaging and Shipping. BASA will package and ship the Product in accordance with Packaging and Shipping Specifications, and will be responsible for mishandling of the Product prior to delivery to the carrier or for incorrect use of the packing materials. MEP shall be solely responsible for the sufficiency and adequacy of the Packaging and Shipping Specifications and shall hold BASA harmless for any claim arising therefrom. BASA shall not be responsible for the Products once they have been delivered to the carrier. For any shipments where BASA acts as an agent in completing the Shipper's Export Declaration and managing MEP's exports on behalf of MEP, where MEP is the exporter of record (Principal Party in Interest - PPI), MEP hereby grants BASA Power of Attorney  to  act on  its behalf in managing its exports.

3.1.7

Items to be Supplied by MEP.  MEP will provide to BASA all Design Specifications, Acceptance Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material Component descriptions (including approved substitutions), manufacturing process requirements, and any other Specifications necessary for BASA to perform the Manufacturing Services. MEP shall be solely responsible for defects related to the MEP’s Design Specifications, Acceptance Test Procedures, Packaging and Shipping Specifications, Product design drawings, approved vendor listings, material Component descriptions (including approved substitutions), manufacturing process requirements, and any other Specifications necessary for BASA to perform the Manufacturing Services and shall hold BASA harmless for any claim arising therefrom. BASA shall use its own machinery, equipment, and tools for providing Manufacturing Services under this Agreement without the use of any Loaned Equipment from MEP. BASA shall cause each of its employees, agents and/or representatives who have access to MEP’s Confidential and/or Proprietary Information and/or Technology to maintain, preserve and protect such Proprietary Information and Technology, as well as the confidential and/or Proprietary Information and/or Technology of MEP’s customer(s).

3.1.8

MEP Inspection. MEP shall have the right, upon reasonable advance notice in writing, during normal business hours and at its expense to inspect, review, and monitor the Manufacturing Services, provided that such inspection shall not disrupt BASA's normal business operations. MEP shall cause each of its employees, agents and representatives who have access to BASA's facilities, to maintain, preserve and protect all Proprietary Information and Technology of BASA and the confidential or proprietary information and technology of BASA's other customers.

3.1.9

Materials Procurement. BASA will use Commercially Reasonable Efforts to procure Components or Unique Components, per MEP's approved vendor list, if any, necessary to fulfill mutually agreed upon Build Schedules. MEP shall be responsible for the performance of suppliers and quality of the components. MEP approved vendor list (“AVL”) includes any suppliers identified by BASA or MEP and approved by both parties.

3.1.10

Equitable Adjustment. In the event BASA’s cost of performance significantly increases due to causes beyond its reasonable control, BASA shall be entitled to an equitable adjustment to price and/or schedule on any open Build Schedules. Such adjustment shall be subject to the supporting documentation provided by BASA as may be reasonably requested by MEP. BASA shall be entitled to suspend performance, after 10 Business Days’ notice, until such adjustments are negotiated by the Parties in good faith and implemented through written change orders.

3.1.11

Materials Declaration. MEP represents and warrant that the Product is not subject to Materials Declaration Requirements. Where MEP notifies BASA in writing that the Product is subject to Materials Declaration Requirements, BASA will use Commercially Reasonable Efforts to assist MEP in procuring parts, Components, Unique Components, and/or materials that are compliant with Materials Declaration Requirements. However, MEP understands and agrees that:

3.1.11.1

MEP is responsible for notifying BASA in writing of the specific Materials Declaration Requirements that MEP determines to be applicable to the Product and shall be solely liable for the adequacy and sufficiency of such determination and information;

3.1.11.2

Any information regarding Materials Declaration Requirements compliance of parts, Components, Unique Components, packaging or materials used in the Products shall come from the relevant supplier. BASA does not test, certify or otherwise warrant component, part, packaging or materials compliance, on a homogenous material level or any other level, with Materials Declaration Requirements; and

3.1.11.3

MEP is ultimately and solely responsible for compliance with, and for ensuring that any parts, Components, Unique Components, or materials used in the Products, and the Product itself, are compliant with applicable Materials Declaration Requirements.

Notwithstanding any other provision set forth in this Agreement, including amendments, attachments, or any other document incorporated herein, this Section sets forth BASA's sole responsibility and liability and  MEP's entire remedy from BASA with respect  to Materials Declaration Requirements and any third party claims against MEP related to the Materials Declaration Requirements, and that absent this provision, BASA would not enter this Agreement.

3.1.12

Delivery of the Products: Import and Export. Method of transport and place of delivery of the Products shall be specified by MEP in the Build Schedules. Except as provided herein below, shipping terms and expenses of the Products shall be EXW for international shipments and F.O.B. Manufacturing Plant for domestic shipments within the United States of America. All Products delivered pursuant to the terms of this Agreement shall be suitably packed depending on the method of freight shipment marked for shipment EXW for international shipments and F.O.B. Manufacturing Plant for domestic shipments within the United States of America at which time title to such Products and risk of loss shall pass from BASA to MEP or its customer. MEP or MEP’s carrier agent shall be solely responsible for transporting the Product from BASA to MEP’s final destination as provided in the Build Schedules. MEP shall select the carrier and is responsible for all shipping and collection arrangements, including coordination with BASA. All freight, insurance, and other shipping expenses, as well as any special packing expense, shall be paid by MEP. MEP shall also bear all applicable taxes, duties, and similar charges that may be assessed against the Products after delivery.  Responsibility for loss of, or damage to, the Product shall pass from BASA to MEP after Products are taken in possession by the carrier. All obligations of MEP’s customers shall remain the obligations of MEP for purposes of this Agreement. BASA upon a mutual written consent with MEP that is obtained prior to shipment of Products may agree to select a carrier and prepay for shipment and insurance, which shall be promptly reimbursed to BASA by MEP upon receipt of an invoice from BASA and within the time period as provided in such invoice from BASA. MEP shall be responsible for obtaining any required import or export licenses necessary for BASA to ship Product, including certificates of origin, manufacturer's affidavits, and U.S. Federal Communications Commission's identifier, if applicable and any other licenses required under US or foreign law and MEP shall be the importer of record. MEP agrees that it shall not export, re-export, resell or transfer, or otherwise require BASA to ship or deliver any Product, assembly, component or any technical data or software which violate any export controls or limitations imposed by the United States or any other governmental authority, or to any country for which an export license or other governmental approval is required at the time of export without first obtaining all necessary licenses and approvals and paying all duties and fees. MEP shall provide BASA with all licenses, certifications, approvals and authorizations in order to permit BASA to comply with all import and export laws, rules and regulations for the shipment and delivery of the Product. MEP shall also be responsible for complying with any legislation or regulations governing the importation of the Product into the country of destination and for payment of any duties thereon.

3.1.13

Appointment of Sub-suppliers. BASA may appoint sub-suppliers to act on BASA’s behalf with MEP’s prior written approval, and BASA will be solely responsible for all compensation to such sub-suppliers. All payments under this Agreement shall be made strictly by MEP and/or its customer(s) to BASA.

3.1.14

Product Evaluation. MEP shall evaluate each Product to determine if it conforms, in all material respects, to the Specifications as agreed upon in the Build Schedule. MEP shall give BASA written notice of any rejection of a Product within 30 Business Days following MEP's receipt of such Product or receipt of such Product by MEP’s customer ("Evaluation Period"). Such written notice of rejection of a Product for failure to materially conform to the Specifications that were agreed upon in the Build Schedule shall include a detailed and complete description of MEP's basis for asserting that the Product does not materially conform to the Specifications that were agreed upon in the Build Schedule ("Specification Notice"). If MEP fails to provide such Specification Notice to BASA within the Evaluation Period, such Product shall be deemed to comply with the Specifications that were agreed upon in the Build Schedule. If BASA disputes the basis for rejection set forth in a Specification Notice, it shall provide written notice of the same to MEP within 30 Business Days following receipt of the Specification Notice ("Notice of Disputed Defect").  Any such dispute shall be resolved by the Parties in accordance with the terms of this Agreement. Any specified times for delivery of such Products set forth herein shall be tolled during the dispute resolution procedure set forth above. If BASA does not dispute the basis for rejection set forth in a Specification Notice BASA shall follow its standard return process as set forth in this Agreement. The evaluation procedures set forth in this Section shall apply to any redelivered Product.

3.1.15

Design or Repair Services; US Government Contracts. In the event that the Parties agree that BASA will provide design or repair services for MEP, or U.S. government subcontract services for MEP, or services related to or for export controlled products  (e.g. International  Traffic in Arms Regulations (ITAR) and the Export Administration Regulations (EAR) the terms and conditions of such services  shall be set forth in a separate, mutually agreed written agreement prior to the commencement of any such services.  If MEP requires BASA to perform any of the foregoing services prior to execution of a separate agreement, BASA’s services will be provided "as is" and MEP shall be fully responsible for any claims or liability arising from such services and corresponding deliverables or Products.

3.2

Operations and Expenses. The operations of BASA under this Agreement are subject to the sole control and management of BASA. BASA shall be responsible for all of its own expenses and employees. BASA shall provide, at its own expense, such office space and facilities, and hire and train such personnel, as may be required to carry out its obligations under this Agreement.

3.3

Exclusivity.  MEP represents and warrants that, as of the Effective Date, it shall not, whether through itself or through its agents, directly or indirectly, engage any other supplier for the Exclusive Products in the Territory ("Competing Activities") without the express written consent of the BASA. BASA shall be the sole supplier of the Exclusive Products in the Territory for MEP and all its customers, if MEP has the contractual obligation of any kind or is engaged in directly or indirectly supplying the Exclusive Products to its customer in the Territory. If MEP becomes involved in any Competing Activities, BASA shall have, in addition to all other remedies to which it may be entitled, the right to terminate this Agreement without liability at any time thereafter and seek injunctive, equitable, or other legal remedies. Parties agree that BASA is entitled to injunctive or other equitable relief (each without the posting of any bond) in order to prevent MEP from engaging in the Competing Activities, which relief shall be cumulative and in addition to actual damages, consequential damages and any other additional remedies which BASA may be entitled to at law or equity. Any attempt by MEP to circumvent or bypass the activities of BASA shall by construed as a material breach of this Agreement and shall trigger the termination of this Agreement. The restrictions contained in this Agreement are reasonable for MEP to protect the interests of BASA.  If any court of competent jurisdiction or arbitration tribunal determines that any part or all of any provision of this Agreement is unenforceable or invalid due to the scope of the activities restrained, the geographical extent of the restraints imposed under this Section, including the duration of the restraints, or otherwise, the Parties hereby expressly intend, agree and stipulate that under such circumstances, the provisions of this Agreement may be enforced to the fullest extent and scope permitted by law and that the Parties shall be bound by any judicial or arbitrator made modifications to the provisions herein which said court of competent jurisdiction or arbitration tribunal may make in order to carry out the intent of the Parties.

3.4

BASA Warranty. BASA warrants that at the time of manufacture, the Products will conform, in all material respects, to the Specifications as agreed to in the Build Schedule. This warranty shall remain in effect for a period of one year from the date any Product is initially delivered to MEP or to MEP's designated carrier ("Warranty Period"). This warranty is extended to, and may only be enforced by MEP and/or MEP’s designated customer.  Such designation shall be made by MEP in writing in the Build Schedule.

3.5

Replacement of Defective Product. In accordance with BASA's standard return material authorization process and procedure ("RMA"), BASA will replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section provided that the Product is received within 30 Business Days following the end of any applicable Warranty Period ("RMA Product"). If MEP desires to return a Product based on a claim of breach of the warranty set forth in this Section, MEP shall request an RMA number from BASA. MEP shall then consign the alleged defective Product, F.O.B. BASA's designated facility, and specify the BASA assigned RMA number. BASA will analyze any such RMA Product and, if a breach of warranty is found ("Defect"), then BASA will replace the RMA Product within 90 Business Days of receipt by BASA of the RMA Product and all required associated documentation. In the event a Defect is found, BASA will reimburse MEP for the reasonable cost of transporting the RMA Product to BASA's designated repair facility and BASA will deliver the replacement RMA Product F.O.B. Manufacturing Plant. If no such Defect is found, MEP shall reimburse BASA for all fees, costs and expenses incurred to analyze and, if requested by MEP, to replace the non-Defective RMA Product and MEP shall bear responsibility for all transportation costs to and from BASA's designated replacement or repair facility.

3.6

Limitation of Warranty. THE REMEDY SET FORTH IN THE SECTION 3.5 SHALL CONSTITUTE MEP'S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY BASA HEREIN. THE WARRANTY SET FORTH IN THIS SECTION 3.5 IS IN LIEU OF, AND BASA EXPRESSLY DISCLAIMS, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY COMPONENT WARRANTY, ANY

WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY BASA, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER. BASA'S WARRANTY SHALL NOT APPLY TO ANY PRODUCT BASA DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS AS AGREED UPON IN BUILD SCHEDULES THAT WERE ACCEPTED BY BASA, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR., ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING PROCEDURE OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY MEP.

3.7

ECO Upgrade. RMA's for engineering change order (“ECO”) upgrades will also be subject to the RMA process. BASA will analyze the ECO and provide a per unit upgrade cost and expected completion and delivery date.

3.8

Limitation of Damages. EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL  OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER  SUCH PARTY WAS INFORMED  OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY'S LIABILITY FOR DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, PARTIES AGREE THAT ANY DEATH OR PERSONAL INJURY OR MONETARY DAMAGES RESULTING FROM THE PRODUCTS THAT WERE MANUFACTURED OR SUPPLIED OR PURCHASED AS PER THE ACCEPTED BUILD SCHEDULES SHALL NOT BE DEEMED AS A LIABILITY OF ANY PARTY UNLESS SUCH PARTY IS DETERMINED TO BE NEGLIGENT BY A TRIBUNAL IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

3.9

Changes to Manufacturing Services, Packaging and Shipping Specifications and Test Procedures Requested by MEP.  MEP may, in writing, request a change to the Manufacturing Services, Packaging and Shipping Specifications and Test Procedures at any time.  BASA will analyze the requested change and provide MEP with an assessment of the effect that the requested change may have on cost, manufacturing, scheduling, delivery and implementation. MEP will be responsible for all costs associated with any accepted change requests. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

3.10

Production Increases. MEP may, in writing, request increases in production volume of Product for an outstanding Build Schedule at any time. BASA will analyze the request and determine if it can meet the requested increase within the required Lead-time. If BASA can satisfy the requested increase it will provide MEP with a new Build Schedule setting forth the expected delivery date of the changed order.  If BASA is unable to satisfy or comply with MEP's requested increase in production volume within the requested time frame for delivery, BASA will provide the reasons preventing BASA from satisfying the requested increase within 15 Business Days after receipt of MEP's request. Any such change shall be documented in a written change order and shall become effective only upon mutual written agreement of both Parties to the terms and conditions of such change order, including changes in time required for performance, cost and applicable delivery schedules.

3.11

Product Configuration Changes and Engineering Changes. MEP may request configuration or engineering changes to Product in writing at any time. If any change directed by MEP, and/or approved by MEP, causes an increase or decrease in the cost of or the time required, a reasonable adjustment shall be made in price or delivery schedule or both, and the affected Purchase Order and/or invoice shall be modified in writing accordingly. For clarity, if such change results in a decrease in performance cost, BASA agrees to pass such reasonable performance cost decreases along to MEP less BASA's cost to implement. BASA will analyze the request and determine if it can meet the requested changes within the required Lead-time. If BASA can satisfy the requested change it will provide MEP within 15 Business Days after receipt of the configuration or engineering request notice, a notice of acceptance of the requested changes along with any increase or decrease in costs and expected changes to delivery schedules. If BASA is unable to satisfy or comply with MEP's requested changes within the requested time frame for delivery, BASA will provide the reasons preventing BASA from satisfying the requested increase within 15 Business Days after receipt of MEP's request. Any such change shall be documented in writing and shall become effective only upon mutual written agreement of both Parties of the terms and conditions of such change, including changes in time required for performance, cost (including cost of materials on hand or on order in accordance with original Build Schedule) and applicable delivery schedules.

3.12

Treatment of Obsolete/End-of-Life Material. Upon receiving notice from MEP of an engineering change or that any Product, component or assembly has become obsolete or has reached end-of-life BASA will, within 20 Business Days after receiving such notice, provide MEP with an analysis of MEP's liability to BASA for Components, Unique Components, and materials acquired or scheduled to be acquired to manufacture such Product. MEP's liability shall include the price of finished Product and BASA's costs (including cancellation fees and charges), plus applicable margin, of work in progress, safety stock components and materials and components and materials on hand or on order within applicable Lead-times. BASA will use Commercially Reasonable Efforts to assist MEP in minimizing MEP's liability by taking the following steps:

•

As soon as is commercially practical cancel component and material orders to the extent contractually permitted.

•

Return all Components, Unique Components, and materials to the extent contractually permitted.

•

Make all Commercially Reasonable Efforts to sell Components, Unique Components, and materials to third parties.

•

Assist MEP to determine whether current work in progress should be completed, scrapped or shipped "as is".

3.13

Rescheduled Delivery and Cancellation of Orders. MEP may request BASA to reschedule the delivery date for Product(s) and cancel pending orders in accordance with this Section. The charges to MEP for deferring or accelerating delivery of an order (rescheduled) or cancellation of an order are outlined below:

Business Days Prior to Delivery Date	Reschedule Terms	Cancelation Liability
0-15	MEP may not reschedule an order within 15 Business Days of the delivery date without payment in full for the order	MEP may not cancel an order to be delivered within 15 Business Days of the applicable delivery date without payment to BASA in full for the order.
Beyond 16	MEP may reschedule the delivery of an order without additional liability provided that such rescheduled order is rescheduled to be delivered within 60 Business Days of the original delivery date.	MEP will be charged 100% of BASA’s incurred cost-plus margin for any order cancelled and not shipped within 60 Business Days from the applicable delivery date.

In addition to the charges set forth above and accepted as agreed in the Build Schedule, any initial payment made by MEP to BASA shall be non-refundable upon receipt regardless of any attempt by MEP or its customer or contractor to cancel the order or termination of this Agreement, unless BASA for any reason is unable to complete the order in accordance with the Build Schedule.  Additionally, MEP shall also be responsible for all inventory costs necessary to cover reasonable costs to move Components, Unique Components, WIP, or finished goods resulting from a reschedule or cancellation. BASA agrees to use reasonable efforts to mitigate such inventory costs needed to return inventory to AVL suppliers where possible, scrap materials, forward to customer location of choice, and/or destroy excess. Reasonable inventory costs include storage of Components, Unique Components, excess materials, WIP, and/or finished goods, and efficient, cost-effective use of human resource capital required to schedule movement, transportation, and/or destruction of goods as per MEP’s directions. Such inventory costs shall be billed on a monthly basis plus an interest rate of one and one-quarter percent (1.25%) per month and shall be applied to the inventory applicable to the rescheduled or cancelled order. Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to applicable cancellation charges. Reschedules and cancellations may result in revised product pricing.

Term. The term of this Agreement shall be for a period of 5 years from the Effective Date (“Term”), unless terminated earlier pursuant to Section 5 herein. Notwithstanding the foregoing, Sections 2, 3.1.2, 3.3, 5, 11, 13, 14, 16, 18, 19, 21, 23, 24, 25, 26, 27, 28, and 29 herein shall survive the expiration, cancellation or termination of this Agreement.

4.1

Automatic Renewal.  If all Parties to this Agreement are in compliance with its provisions, then this Agreement shall automatically renew for an additional term of 1 year and all other successive terms of  1 year upon expiration of the renewed terms unless MEP or BASA provide a written notice of termination at 30 Business Days prior to the end of the then existing term.

4.2

Survival of Certain Terms. Unless otherwise stated herein, all other rights and obligations of the Parties shall cease upon termination of this Agreement.

4.3

Fulfillment of Orders Upon Termination. Upon termination of this Agreement for other than MEP's breach, BASA shall continue to fulfill all orders accepted by BASA prior to the date of termination and MEP shall remain obligated to compensate BASA for the Products.

Termination and Termination Charges. This Agreement may be terminated as follows:

5.1.

Termination for Convenience.  This Agreement may be terminated at any time upon the mutual written consent of the Parties prior to the end of the Term.

5.2.

Termination for Cause. Either Party may terminate this Agreement based on the material breach by the other Party of the terms of this Agreement, provided that the Party alleged to be in material breach receives written notice setting forth the nature of the breach at least 10 Business Days prior to the intended termination date. During such time the Party in material breach may cure the alleged breach and if such breach is cured within such 20 Business Days, no termination will occur, and this Agreement will continue in accordance with its terms. If such breach shall not have been cured, termination shall occur upon the termination date set forth in such notice.

5.3.

Termination for Bankruptcy/Insolvency.   Either Party may terminate this Agreement by written notice to the other Party, effective immediately upon receipt, upon the happening of any of the following events with respect to a Party:

5.3.1.

The appointment of a receiver or custodian to take possession of any or all of the assets of the other Party, or should the other Party make an assignment for the benefit of creditors, or should there be an attachment, execution, or other judicial seizure of all or a substantially all of the other Party's assets, and such attachment, execution or seizure is not discharged within 30 Business Days.

5.3.2.

The other Party becomes a debtor, either voluntarily or involuntarily, under Title 11 of the United States Code or any other similar law and, in the case of an involuntary proceeding, such proceeding is not dismissed within 30 Business Days of the date of filing.

5.3.3.

The liquidation, dissolution or winding up of the other Party whether voluntarily, by operation of law or otherwise.

5.4.

Termination Consequences. If this Agreement is terminated for any reason, MEP shall not be excused from performing its obligations under this Agreement with respect to payment for all monies due to BASA hereunder including fees, costs and expenses incurred by BASA up to and including the Termination Effective Date.

5.5.

Termination Charges.  Upon termination, expiration or cancellation of this Agreement for any reason, BASA shall submit to MEP BASA's invoices for termination/cancellation charges within 20 Business Days from the date of such termination, expiration or cancellation for materials and component costs. BASA's invoice for such charges shall be limited to those costs actually incurred by BASA as a result of MEP's termination, whether incurred prior or subsequent to such termination. For the avoidance of doubt, BASA shall not be entitled to any margin or depreciation expense on such termination charges. BASA will provide to MEP all information reasonably necessary to confirm the costs and expenses sustained by BASA due to termination, expiration or cancellation. To the extent that BASA cannot mitigate its costs as set forth in this Agreement, upon cancellation, expiration or termination for any reason, MEP's obligation shall be to pay the charges claimed by BASA as follows:

5.5.1.

The applicable price for the Product of which BASA has completed manufacture prior to the Termination Effective Date pursuant to an issued Build Schedule for which payment has not been made;

5.5.2.

Reimbursements for material acquisition costs, Components, Unique Components, subassemblies and work-in-process at the time of Termination Effective Date which were purchased or ordered pursuant to issued Build Schedules plus applicable margin; and

5.5.3.

BASA's reasonable cancellation costs incurred for Components, Unique Components, materials and subcontracted items that BASA had on order on behalf of MEP on the Termination Effective Date pursuant to issued Build Schedules plus applicable margin.

5.6.

Duty to Mitigate Costs. Both Parties shall, in good faith, undertake Commercially Reasonable Efforts to mitigate the costs of termination, expiration or cancellation. BASA shall make Commercially Reasonable Efforts to cancel all applicable Component and material purchase orders and reduce component inventory through return for credit programs or allocate such Components and materials for alternate MEP programs if applicable, or other customer orders provided the same can be used within 30 Business Days of the termination date.

Publicity and Media. Except as stated herein, neither Party shall refer to this Agreement in any publicity or advertising or disclose to any third party any of the terms of this Agreement without first conferring with the other Party. MEP may disclose the corporate name of BASA or any other name BASA uses in each marketing effort or publicity relating to the Products or sale of Products giving express recognition to BASA for its role in Manufacturing Services. Prior to use of any name of BASA or its corporate name in any promotional or marketing activities or campaigns, MEP shall communicate with BASA in writing and obtain necessary permissions and approvals, which may be obtained through emails. MEP shall endorse BASA’s Manufacturing Services through prominent individuals with whom MEP has relationships or connections with after conferring with BASA as to the identity of such prominent individuals. MEP shall promote the Manufacturing Services of BASA in the Territory in accordance with this Agreement during its Term. Each Party may furnish any information to any governmental or regulatory authority, including the United States Securities and Exchange Commission or any other foreign stock exchange regulatory authority that it is by law, regulation, rule or other legal process obligated to disclose. A Party may disclose the existence of this Agreement and its terms to its attorneys and accountants, suppliers, customers and others only to the extent necessary to perform its obligations and enforce its rights hereunder. Further, after the execution of this Agreement, the Parties may issue press releases informing the general public that the Parties have entered into this Agreement and such other details as each Party deems necessary to inform its current and prospective customers, vendors, and shareholders.

Trade Shows. MEP through its agents or employees shall use its best efforts to attend all trade shows as requested by BASA in writing.  All applicable travel costs shall be reimbursed or paid by BASA if such costs are approved in writing prior to being incurred. Applicable travel costs include costs relating to transportation, lodging, and per diem meal allowance during travel to and back from trade shows and while onsite.

Warranties and Representations of MEP.

8.1

MEP has good and sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by MEP and, assuming due authorization, execution and delivery by MEP, constitutes the legal, valid and binding obligation of MEP enforceable against MEP in accordance with its terms.

MEP may only select and contract with other suppliers of Products in the Territory subject to the provisions of this Agreement and shall not circumvent the terms of this Agreement as to the exclusive supplier rights given to BASA. Any attempt by MEP to circumvent or bypass the activities of BASA during the Term shall by construed as a material breach of this Agreement and shall trigger the termination of this Agreement.

8.2

MEP shall make available to BASA upon BASA's request, any and all reasonable information regarding MEP which BASA deems necessary in order to perform its obligations under this Agreement.

8.3

Neither the entering into nor the delivery of this Agreement nor the completion of the transaction contemplated hereby by MEP shall result in the violation of:

8.3.1

any of the provisions of MEP's charter documents, or

8.3.2

any agreement to which MEP is a party or by which MEP is bound, or

8.3.3

any applicable law.

8.4

MEP and its personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services and obligations to be performed under this Agreement.

8.5

MEP expressly acknowledges that neither BASA nor any of its Related Persons or their Affiliates have made any representations or warranties to it and that no act by MEP, including any review of the affairs of BASA or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by BASA to MEP.  MEP represents to BASA that it has, independently and without reliance upon BASA, or any of its Affiliates, and based on such documents and information as it has deemed appropriate, made its own appraisal of and conducted investigation into the business, assets, operations, property, financial and other conditions, stockholder bases and prospects of BASA and its Subsidiaries and MEP made its own decision to enter into this Agreement. MEP also represents that it has, independently and without reliance upon BASA, or any of its Affiliates, made such investigation as MEP deems necessary to inform itself as to the business, assets, operations, property, stockholder base, financial and other conditions and prospects of BASA and its Subsidiaries.

8.6

MEP expressly acknowledges that certain MEP employees, consultants, independent contractors, agents, shareholders and/or their family members own an equity position in BASA as of the Effective Date.  Specifically, such individuals include but are not limited to (to the knowledge of BASA), the following: (i) Katrina Meneses, (ii) Rey Rubio, (iii) Dr. Francisco de Caso; (iv) Carlos Nunez and (v) Robert Ludwig.

8.7

MEP expressly acknowledges that either now or during the Term of this Agreement the laboratories which perform the Testing Procedures on the Products may have certain potential conflicts of interests, including but not limited, to Related Persons and/or Affiliates of the laboratories having various forms of relationships with BASA and/or MEP.  MEP expressly acknowledges that, as of the Effective Date, Dr. Francisco de Caso, who works in the University of Miami laboratory currently performing Testing Procedures on the Products, owns an equity interest in BASA and is a Related Person to MEP.

8.8

Other than the foregoing representations and warranties, MEP makes no warranties hereunder or any results to be achieved, and hereby expressly disclaims the existence of any such representations or warranties. MEP shall have no liability for any indirect, incidental or consequential damages suffered by BASA as a result of any failure on the part of MEP in the performance of its duties hereunder.

9

Warranties and Representations of BASA.

9.1

BASA has good and sufficient corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by BASA and, assuming due authorization, execution and delivery by BASA, constitutes the legal, valid and binding obligation of BASA enforceable against BASA in accordance with its terms.

9.2

Neither the entering into nor the delivery of this Agreement nor the completion of the transaction contemplated hereby by BASA shall result in the violation of:

9.2.1

any of the provisions of BASA's charter documents, or

9.2.2

any agreement to which BASA is a party or by which BASA is bound, or

9.2.3

any applicable law.

9.3

 BASA and its personnel shall comply with all applicable statutes, rules and regulations governing all aspects of the services and obligations to be performed under this Agreement.

Independent Contractor Relationship.  Any other provision of this Agreement to the contrary, notwithstanding, this Agreement does not constitute a hiring by either Party nor does it constitute an Agreement of employment.  The Parties' intention is that BASA be an independent contractor and not the employee of MEP and that BASA retain sole and absolute discretion in the manner and means of carrying out the services described herein.  This Agreement shall not be construed as a partnership or joint venture and neither Party hereto shall be liable for any obligations incurred by the other Party except as expressly provided herein.  Unless otherwise required by applicable law, MEP shall not withhold from BASA’s compensation any amounts for social security or federal or state income taxes.

11

Protection of Intellectual Property.

11.1

For the purposes of this Section and this Agreement, "Intellectual Property Rights" of each Party include all or any of the following:

11.1.1

trademarks, and applications for the grant of any trademarks;

11.1.2

trade names used in any form and whether in English or any other translated form;

11.1.3

patents, and applications for the grant of any patents;

11.1.4

copyright;

11.1.5

designs, whether or not registered; and

11.1.6

know-how, being technical and other information or experience or trade secrets devised, developed or acquired by each Party.

11.2

Parties agree and acknowledge that they shall throughout the Term:

11.2.1

not cause anything which may damage or endanger the Intellectual Property of the other Party or assist others to do so;

11.2.2

notify any suspected infringement of the Intellectual Property of the other Party;

11.2.3

take such reasonable action in relation to such infringement as requested by the other Party;

11.2.4

on the termination of this Agreement, immediately cease to use the Intellectual Property of the other Party; and

11.2.5

not use the Intellectual Property of the other Party other than as permitted by this Agreement.

11.3

Each Party acknowledges and agrees that each Party shall retain title and all ownership rights to its Intellectual Property Rights, and this Agreement shall not be construed in any manner as transferring any rights of ownership in such Intellectual Property Rights to MEP from BASA and to BASA from MEP.

11.4

Any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, patents, trademarks, know-how or other intellectual property rights that are owned by MEP shall remain as intellectual property of MEP even if it is used in the Manufacturing Services provided by BASA (“MEP Intellectual Property”). In the event MEP and BASA jointly develop or create any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, patents, trademarks, know-how or other intellectual property rights in the course of  creating any jointly developed New Product during the performance of this Agreement and in accordance with the terms of Build Schedule expressly agreeing in writing to develop such intellectual property with acceptance of such Build Schedule by both BASA and MEP (“Jointly Developed Property”), then  such Jointly Developed Property shall be owned jointly by BASA and MEP in such proportion or percentage as agreed to in the Build Schedule. Neither Party shall take action with respect thereto which will adversely affect the rights of the other Party without the prior written consent thereof. As to all such Jointly Developed Property, each owning Party shall be free to use, practice and license non-exclusively such Jointly Developed Property with consent of the other Party. Each Party agrees to use reasonable efforts to maintain such Jointly Developed Property as confidential and proprietary in the same manner it treats its own intellectual property of a similar character. Procedures for seeking and maintaining protection such as patents or copyrights for Jointly Developed Property shall be mutually agreed in good faith by the Parties. Except as agreed by the Parties for Jointly Developed Property in the Build Schedules,  all discoveries, inventions, technical information, procedures, manufacturing or other processes, software,  firmware, technology, patents, trademarks, know-how or  other intellectual property rights that are developed by BASA while rendering the Manufacturing Services under this Agreement and all improvements, modifications or enhancements to the Products that are made by MEP or BASA shall be deemed as intellectual property owned solely by BASA (“BASA Manufacturing Intellectual Property”). Further, the rights of BASA in the BASA Manufacturing Intellectual Property shall not change regardless of the language provided on the labels for the Products or any language that is directly provided on Products. It is agreed that MEP Intellectual Property shall not be included in any manner within the BASA Manufacturing Intellectual Property. It is also agreed that MEP Intellectual Property shall not include BASA Manufacturing Intellectual Property BASA and BASA Existing Intellectual Property. Parties must identify all Jointly Developed Property in the Build Schedules that are accepted by both BASA and MEP for it to be not deemed as BASA Manufacturing Intellectual Property.

11.5

Notwithstanding any other provision of this Agreement, all Product labeling for BASA Products may include language providing that BASA or Basanite or Basanite Industries manufactured such Products. Specifically, “Hurricane Bar”, which is a product branded by MEP, if manufactured based on BASA Proprietary Technology (BasaFlex Product) may upon BASA’s discretion be labeled “Hurricane Bar built by Basanite” or any other agreed variation, providing that the Products are built by BASA. Product Labeling for

White Label Products with “Hurricane Bar” or other MEP designated branding may, at BASA’s discretion and with MEP’s approval, include “manufactured by” BASA or Basanite or Basanite Industries or any other variation, providing that the Products are manufactured by BASA.

Limited License to Use Marks and Corporate Name.   Subject to the terms and conditions of this Agreement, BASA grants to MEP a perpetual, royalty-free license, to its trademarks, tradenames and service marks in the Territory during the Term solely in connection with marketing effort or publicity relating to the Products or sale of Products to give express recognition to BASA for its role in Manufacturing Services as permitted under Section 6. Prior to the use of any trademarks, tradenames and service marks owned by BASA or the corporate name of BASA in any promotional or marketing activities or campaigns as permitted herein, MEP shall communicate with BASA in writing and obtain necessary permissions and approvals, which may be obtained through emails. It further agreed that unless permitted in writing by BASA, MEP, its Affiliates, and Related Persons shall not use trademarks, tradenames and service marks owned by BASA or the corporate name of BASA in any Competing Activities during the Term and after expiration of the Term of this Agreement.

Non-Disclosure of Confidential Information.  Except as provided in Section 6 of this Agreement, Parties recognize and acknowledge that confidential information may exist from time to time, with respect to their business concerning the business, business practices, method of sales, training, assets, accounts or finances of the other Party's business or any of the secrets, dealings, transactions or affairs of the other Party, including, but not limited to, trade secrets, costs, pricing practices, customer lists, financial data, employee information or information as to the organization structure as identified in this Section (“Confidential Information”).  Accordingly, except as provided in Section 6 of this Agreement, Parties shall not, during or after the term of this Agreement, disclose to any individual or entity any Confidential Information relating to the business of the other Party.  Further, Parties shall not, without prior written consent of each other disclose to any person, firm or independent contractor, and shall during or after the term of this Agreement, use its best efforts to prevent the publication or disclosure of any information concerning the business, business practices, method of sales, training, assets, accounts or finances of the other Party's business or any of the secrets, dealings, transactions or affairs of the other Party, including, but not limited to, trade secrets, costs, pricing practices, customer lists, financial data, employee information or information as to the organization structure or any other Confidential Information, which have or may come to its knowledge during or after the term of this Agreement, or previously or otherwise. Each Party shall use its best efforts to cause its representatives, attorneys, accountants and advisors to whom information is disclosed to comply with the provisions of this Section.  At any time, a Party may reasonably request, the other Party shall forthwith surrender to the other Party all documents and copies of documents in their possession relating to the foregoing, including, but not limited to, internal and external business forms, manuals, correspondence, notes, customer lists and computer programs, and no Party shall not make or retain any copy or extract of any of the foregoing of the other Party. Notwithstanding any other provision of this Agreement, Parties understand that disclosure of the copy of this Agreement is permissible and shall not be deemed as Confidential Information.

Non-Impairment of Goodwill.  During and after the Term of this Agreement, neither Party shall disparage, in any manner or respect, the other Party or the financial soundness and responsibility, personnel or practices of the other Party’s business.

Non-Solicitation.  Both parties acknowledge and recognize the highly competitive nature of our businesses and agree that during the term of the Agreement between the parties and for one (1) year thereafter unless both parties agree in advance, neither party shall directly or indirectly hire or solicit, induce or influence, or attempt to induce or influence, or assist in the hiring or solicitation of any person who, at any time during the six (6) month period prior to such hiring or solicitation was an employee of the other party, or otherwise entice or encourage any such person either to leave the other party’s employment or to provide services to any competitor of either party.

Neither party is prohibited from (a) soliciting by means of a general advertisement or (b) engaging any recruiting firm or similar organization to identify or solicit individuals for employment (and soliciting any person identified by any such recruiting firm or organization) so long as such the hiring party does not identify the individuals to be solicited by such recruiting firm or organization and that the ultimate hiring or contracting of such an individual does not pose a conflict of interest or otherwise violate a contractual obligation between the parties.

For a period of one year following termination of the Agreement, both parties agree not to solicit any person or entity who is, or was at any time during the one-year period immediately prior to the termination of the Agreement, a client of the other party or a potential client actually solicited by the other party, for the sale of any product applicable under the Agreement.

16

Other Activities.  Parties may engage in other activities for compensation during the Term of this Agreement so long as those activities do not conflict with the responsibilities or limitations agreed to by Parties herein.

Pre-Mediation Settlement Conference, Mediation, and Arbitration. Any disputes between the Parties hereto, whether arising under this Agreement or otherwise, which the Parties cannot resolve between themselves using good faith shall be resolved in person at the offices of either Party or at the office of their counsel or at the office of a mediator or an arbitrator or through the use of remote technology such as phone or video conferencing as follows:

16.1

The Parties shall use good faith efforts to resolve disputes among themselves without using a neutral third party or a mediator within 20 Business Days of notice of such dispute. Such efforts shall include escalation of such dispute to the corporate officer level of each Party and each Party may engage counsel to assist in such settlement efforts prior to mediating such dispute with a mediator.

16.1

If the Parties are unable to resolve the dispute among themselves, it shall be referred to a court certified mediator, and any mediation shall be held in Broward County or at the offices of JAMS in Miami-Dade County. The Parties shall share equally in the cost of said mediation and mutually attempt to select a mediator from JAMS. In the event that the Parties are unable to agree upon a mediator from the list of mediators at JAMS within 15 Business Days of the date on which either Party requests mediation of a matter, the mediator shall be appointed by JAMS.

16.2

In the event that said dispute is not resolved in mediation, the Parties shall submit the dispute to a neutral arbitrator at JAMS. The arbitration shall be held in Broward County at office of BASA or at the offices of JAMS in Miami-Dade County. The prevailing Party shall recover all fees and costs of said arbitration.  In the event that the Parties are unable to agree upon an arbitrator from the list of arbitrators at JAMS within 15 Business Days of the date on which either Party requests arbitration of a matter, the arbitrator shall be appointed by JAMS.  The Parties further agree that full discovery shall be allowed to each Party to the arbitration and a written award shall be entered forthwith. Any and all types of relief that would otherwise be available in Court shall be available to both Parties in the arbitration.  The decision of the arbitrator shall be final and binding. Arbitration shall be the exclusive legal remedy of the Parties.  Judgment upon the award may be entered in any court of competent jurisdiction pursuant to Florida Statutes.

16.3

If either Party refuses to comply with a ruling or decision of the arbitrator and a lawsuit is brought to enforce said ruling or decision, it is agreed that the Party not complying with the ruling or decision of the arbitrator shall pay the court costs and reasonable attorney's fees (including Trial and Appellate attorney's fees) incurred in enforcing the ruling or decision of the arbitrator.

16.4

Any rights of injunctive relief shall be in addition to and not in derogation or limitation of any other legal rights.

18

Interpretation of this Agreement.  The Parties acknowledge that this Agreement is the Product of mutual efforts by the Parties and their respective agents. This Agreement shall be interpreted neither more favorable in favor of one Party, nor less favorably in favor of another Party.

Notice. Any notice, demand or other communication required or permitted by this Agreement must be in writing and shall be deemed to have been given and received:

19.1

if delivered by overnight delivery service or messenger, when delivered, or

19.2

if mailed, on the third business day after deposit in the United States mail, certified or registered postage prepaid, return receipt requested, or

19.3

if faxed, telexed or telegraphed or emailed, twenty-four hours after being dispatched by fax or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses, telegram or telex or email (through last known email address); in every case addressed to the Party to be notified as follows:

If to MEP:

MEP CONSULTING ENGINEERS, INC.

717 Ponce De Leon Blvd., 309A

Coral Gables, FL 33134

Attention: Rey J. Rubio, Vice-President

rrubio@MEPWorldGroup.com

If to BASA:

BASANITE, INC.

2041 NW 15th Avenue

Pompano Beach, FL 33069

Attention: Simon R. Kay, Interim Acting Chief Executive Officer

sk@basaniteindustries.com

Copy to: Harsh Arora, Esq.

Kelley Kronenberg

10360 West State Road 84

Ft. Lauderdale, FL 33324

harora@kklaw.com

Entire Agreement and Interpretation of Agreement. This Agreement constitutes the entire understanding of the Parties and supersedes all prior discussions, negotiations, contracts and understandings, whether oral or written, with respect to its subject matter. The Parties agree that this Agreement shall be deemed to have been drafted jointly by the Parties and their counsel such that the terms of this Agreement may not be construed against any Party based upon a claim that the Party or its counsel was responsible for drafting this Agreement, in whole or in part. The Parties hereby acknowledge that they fully understand the terms of this Agreement, have entered into same voluntarily, or have had the advice of counsel in so doing. The Parties shall take all such actions and execute all such documents that may be necessary to carry out the purposes of this Agreement, whether or not specifically provided for in this Agreement. All references to monies in this Agreement shall be deemed to mean lawful monies of the United States of America. Each Build Schedule shall provide terms on the Products for Manufacturing Services for each order of Products and shall become part of this Agreement. Schedules 1-A and 1-B are incorporated herein by reference and made part of this Agreement.

Modification.  No change, modification or waiver of this Agreement shall be valid unless it is in writing and signed by all the Parties who are bound by the terms of this Agreement. No course of dealing between the Parties hereto shall be effective to amend, modify, or change any provision of this Agreement. The Parties may from time to time, enter into supplemental written agreements for the purpose of adding any provisions to this Agreement or changing in any manner the rights and obligations of the Parties under this Agreement or any Build Schedule hereto. Any such supplemental written agreement executed by the Parties shall be binding upon the Parties. If any terms in the Build Schedule conflict with the terms of this Agreement, then only the terms of this Agreement shall control and govern. Unless agreed to by all the Parties in writing, Build Schedules shall not modify the terms of this Agreement.

Severability.  If any provision of this Agreement is held invalid, unenforceable, or void by a court of competent jurisdiction, this Agreement shall be considered divisible as to such provision, and the remainder of the Agreement shall be valid and binding as though such provision were not included in this Agreement.

23

Benefits; Binding Effects; Assignment.  This Agreement shall inure to the benefit of and be binding upon Parties, their successors and assigns, including, without limitation, any person, partnership or corporation which may acquire all or substantially all of the assets in business of a Party, or with or into which a Party may be consolidated, merged or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. Parties may freely transfer or assign this Agreement or any of the rights granted hereunder as long as they notify the other Party in writing of such transfer or assignment.

24

Insurance. Each Party will keep its business and properties insured at all times against such risks for which insurance is usually maintained by reasonably prudent Persons engaged in a similar business (including insurance for hazards and insurance against liability on account of damage to Persons or property and insurance under all applicable workers' compensation laws). The insurance maintained shall be in such monies and with such limits and deductibles usually carried by Persons engaged in the same or a similar business. In support of its indemnification obligations, each Party shall name the other as an additional insured on its General Liability, Automobile and Worker's Compensation insurance policies and agrees that such insurance shall respond as primary and noncontributory with any insurance held by each Party. Nothing herein regarding insurance either limits or increases MEP's indemnification to BASA. Certificates of Insurance shall be provided by each Party to the other Party within 30 Business Days of the Effective Date and annually thereafter on the anniversary date of this Agreement.

MEP Warranty and Indemnification. MEP represents and warrants that it has conducted and will conduct, all patent, trademark and copyright searches necessary to identify  and  evaluate  any  potential infringement claims with respect to the Product. MEP  agrees to  indemnify,  defend  and hold  BASA  and its employees, Subsidiaries, Affiliates, successors and assigns harmless from and against all claims, damages,  losses, costs and expenses, including attorneys' fees, arising from any recall, replacement or impoundment of any Product and any third party claims asserted against BASA and its employees, Subsidiaries, Affiliates, successors and assigns, that are based in part or in whole on any of the following: (a) Specifications as agreed in Build Schedules accepted by BASA, MEP Proprietary Information and Technology, any Product, or any information, technology and processes supplied and/or approved by MEP or otherwise  required  by  MEP  or  BASA;  (b)  actual  or  alleged  noncompliance   with   Materials   Declaration Requirements;  (c) that  any item in subsection  (a) infringes  or violates  any patent,  copyright  or other intellectual property right of a third party, and (d) design or product liability alleging that any item in subsection (a) has caused or will in the future cause damages of any kind. BASA may employ counsel, at its  own expense to assist BASA with respect to any such claims, provided that if such counsel is necessary because of a conflict of interest with MEP or its  counsel  or because MEP does not  assume  control  of the defense  of  a claim for which MEP is obligated to indemnify  BASA  hereunder,  MEP  shall bear  such  expense. MEP shall not enter into any settlement that affects 'BASA's rights or interests without BASA’s prior written approval, which shall not be unreasonably withheld. BASA will provide such assistance and cooperation as is reasonably requested by MEP or its counsel in connection with such indemnified claims. Further, MEP shall indemnify and hold harmless the BASA, its directors and officers against all claims, obligations or liabilities including court costs and attorneys' fees, arising out of MEP’s tortious or unauthorized acts, misrepresentations, omissions, failure to perform its obligations hereunder, or any acts not expressly authorized in writing, related to or beyond the scope of this Agreement.

Force Majeure. Neither Party shall be responsible or liable for delays in the performance of its obligations hereunder, other than payments required here under, when caused by, related to, or arising out of acts of God, flu, epidemic, serious illness, plagues, disease, pandemics including but not limited to COVID-19, emergency, or outbreak, sinkholes,  subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, limitations, regulations, or controls, national emergencies, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, fire or other casualty, and other causes or events beyond the reasonable control of such Party (hereinafter collectively referred to as “Force Majeure Events” or separately as “Force Majeure Event”). Notwithstanding any other provision of this Agreement, if there is any delay in the performance by any Party under this Agreement and that delay is caused by or related to any of the Force Majeure Events and the resulting closure of any business, discontinuance or delay in the availability of any service or Product or any other reason related to Force Majeure Event and is beyond the reasonable control of the Party whose performance is delayed, then that Party will not be in breach of this Agreement and the time for performance will be extended appropriately.

Venue, Jurisdiction, Fees, and Costs. Should a lawsuit be necessary to enforce this Agreement, the Parties agree that jurisdiction and venue shall lie solely in Broward County, Florida, United States of America. In the event of any litigation or arbitration relating to the subject matter of this Agreement, the prevailing Party shall be entitled to receive from the non-prevailing Party, its reasonable attorneys’ fees (including Trial and Appellate attorney's fees) and costs.

No-Waivers.  The written waiver by any Party of any other Party's breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, and the written waiver by any Party to exercise any right or remedy shall not operate nor be construed as a waiver or bar to the exercise of such right or remedy upon the occurrence of any subsequent breach.  All waivers under this Agreement must be in writing and signed by the Parties hereto.

Headings.  Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

30

Governing Law.  This Agreement shall be governed by the laws of the State of Florida (without regard to the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect and performance.

31

Counterparts.  This Agreement may be executed in two or more parts, each of which shall be deemed an original but all of which together shall be one and the same instrument.

32

Facsimile or Electronic Copy.  A facsimile or electronic copy of this Agreement and any signatures affixed hereto shall be considered for all purposes as originals.

IN WITNESS WHEREOF the Parties have executed this Agreement as of the Effective Date.

MEP CONSULTING ENGINEERS, INC.

By: /s/ Rey J. Rubio

      Rey J. Rubio, Vice-President

BASANITE, INC.

By: /s/ Simon R. Kay

Simon R. Kay, Interim Acting Chief Executive Officer

SCHEDULE 1-A

FEE AND PRICE SCHEDULE

Customer Service / Sales
954.532.4653 Ext.106
www.BasaniteIndustries.com

Pricing Program for MEP
Attn: Jared D'Argenio

Pompano Beach, FL 33069

Last Update June 22, 2020

Bar Size US	Bar Size Metric	~Weight Lbs. / Ft.	Product Codes	Product Description	Price Per Linear Foot	Price Per Unit
#2 1/4"	6 mm	0.046	BF2C	~650' Coil	$0.35	$227.50
			BF2B3	3 M (~10')		$3.50
			BF2B6	6 M (~20')		$7.00
			BF2B12	12 M (~40')		$14.00
			BF2S	Shapes	*Priced Upon Request*	
#3 3/8"	9 mm	0.103	BF3C	~650' Coil	$0.42	$273.65
			BF3B3	3 M (~10')		$4.21
			BF3B6	6 M (~20')		$8.42
			BF3B12	12 M (~40')		$16.84
			BF3S	Shapes	*Priced Upon Request*	
#4 1/2"	12 mm	0.175	BF4C	~500' Coil	$0.49	$246.00
			BF4B3	3 M (~10')		$4.92
			BF4B6	6 M (~20')		$9.84
			BF4B12	12 M (~40')		$19.68
			BF4S	Shapes	*Priced Upon Request*	
#5 5/8"	16 mm	0.274	BF5C	~250' Coil	$0.57	$143.25
			BF5B3	3 M (~10')		$5.73
			BF5B6	6 M (~20')		$11.46
			BF5B12	12 M (~40')		$22.92
			BF5S	Shapes	*Priced Upon Request*	
#6 3/4"	19 mm	0.39	BF6B3	3 M (~10')	$0.76	$7.60
			BF6B6	6 M (~20')		$15.20
			BF6B12	12 M (~40')		$30.40
			BF6S	Shapes	*Priced Upon Request*	
#7 7/8"	22 mm	0.526	BF7B3	3 M (~10')	$0.88	$8.75
			BF7B6	6 M (~20')		$17.50
			BF7B12	12 M (~40')		$35.00
			BF7S	Shapes	*Priced Upon Request*	
#8 1.00"	25 mm	0.687	BF8B3	3 M (~10')	$0.99	$9.90
			BF8B6	6 M (~20')		$19.80
			BF8B12	12 M (~40')		$39.60
			BF8S	Shapes	*Priced Upon Request*	

Chopped Basalt Fiber

BM12
Cut Length: 1/2" (12 mm) — 10 KG Bags (22.05 lbs.) — $1.95 / lb. — $43.00 / Bag
Sold in Pallet Quantities; 80 Bags per pallet
Other Cut Lengths Available, as well as other Bag Sizes upon request.

Geo-Grid Mesh

MG38

38 mm (1.5") Windows OCBW; x 4 M x 50 M (~2150 square feet)	$485 / Roll
Quantities of 5 - 9 Rolls	$435 / Roll
Quantities of 10 or more Rolls	$395 / Roll

General Terms and Conditions

Payment Terms:
? 33% Down; Balance Due Prior to Shipment
? MasterCard and Visa accepted

Freight Terms:
? FOB Basanite Plant for Domestic Shipments
? Ex-Works for Export Shipments

SCHEDULE 1-B

ANNUAL PRICE ADJUSTMENT FORMULA

I.

Parties agree that the Fee and Price Schedule shall be adjusted by BASA based on U.S. Producer Price Index (“PPI”) published by the Bureau of Labor Statistics (“BLS”) on an annual basis as follows:

II.

The base selling price for Product as provided in Schedule 1 shall remain in effect for 1 year. December 2020 will be hereafter called the base period. Parties agree that PPI data shall be obtained from the BLS’ Website, or by emailing  PPI at ppi-info@bls.gov, or by calling PPI or ECI at (202) 691-7705 or (202) 691-6199.

III.

The base selling price shall be adjusted in accordance with the percent changes of the composite index described in below. The index shall be derived from the following component indexes:

(a). Labor: Employment Cost Index (ECI) for Total Compensation (wages and benefits), private industry, goods producing industries, database code CIU201G000000000I. Note that this BLS index is published on a quarterly basis, and as such, 4th quarter values will be used for the price adjustment calculation.

(b). Materials: PPI Commodity Data for the Producer Price Index for Metals and metal products-Fabricated structural metal bar joists and concrete reinforcing bars for buildings, series ID WPU1074051, not seasonally adjusted.

IV.

The selling price shall be adjusted on or after February 1 of each year, beginning 12 months after the Effective Date, for the Term, based on the increase in percent in the composite index described below. The calculation will compare the base period (December 2020) with December of the most recent year. PPI data for December are typically released mid-January, and Employment Cost Index data for the fourth quarter are typically released by the end of January. Parties will contact the PPI and the ECI each January to identify when December PPIs and the fourth quarter ECI data are scheduled for publication. All calculations shall be based on the latest versions of the PPI and the ECI available on or after February 1 when the December PPIs and the fourth quarter ECI are published. Parties understand that all indexes for this calculation are not seasonally adjusted. Notwithstanding any other provision of this Agreement, there shall be only an upward price adjustment in Schedule 1 and no downward price adjustment shall be permitted.

V.

The composite index shall be derived in the following manner:

(a). The values for the current period for each of the 2 BLS index series specified in Section III above shall be rebased to the reference base period December 2020. This shall be done by dividing the current December value of each index by its value for the base period, and then multiplying the result by 100.

(b). The rebased labor index shall be assigned a proportion of 0.60, representing 60%. The rebased materials index shall be assigned a proportion of 0.40 (40%). These proportions sum to 1.00 (100%) and correspond with the base period of December 2020.

(c). Multiply the rebased current index for each component by its relative proportion.

(d). The sum of these 2 values shall result in the composite index for the current time period.

(e). Divide the component index by 100 and multiply that result by the original base price. This final figure shall be the adjusted price for the current time period, if it is higher than the amounts specified in Schedule 1-A for the Products.

VI.

If December ECI data are not available for any year, the ECI for the immediately preceding September shall be used as the basis for adjustment of the labor index. If December PPI data are not available for any year, the PPI data for the most recent immediately preceding month shall be used as the basis for adjustment. If no ECI or PPI data have been published for those months, then the Parties shall agree upon substitute series as determined by BASA.

SCHEDULE 2

EXCLUDED PROSPECTS

Pulte Homes, Inc.

Miami, FL

LPS Contracting

Marathon, FL

Old Castle Precast

Medley, FL

Bruce Robinson & Doug Smith

Miami, FL

Omni-Threat

Miami, FL

Deco Concrete, Inc.

Doral, FL

Florida Concrete Products

Homestead, FL

Speath Engineering

Miami, FL

USF Fabrication, Inc.

Hialeah, FL

U.S. Foundry & Manufacturing

Medley, FL